Exhibit 99.1

[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com
                                                                    NEWS RELEASE



Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                 Sandra Curlander
                  720-888-2292                                      720-888-2501



                    Level 3 to Acquire Looking Glass Networks

             Level 3's Total Payments of $165 Million to Consist of
                 $87 Million in Shares of Level 3 Common Stock,
    $9 Million in Cash and $69 Million in Looking Glass Networks Liabilities

BROOMFIELD, Colo., June 5, 2006 -- Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has signed a definitive agreement to acquire Looking Glass Networks, Inc., a privately held facilities-based provider of metropolitan transport services. Level 3's payments in this transaction will total $165 million. Under the terms of the agreement, Level 3 will pay total consideration to Looking Glass' security holders of $96 million, consisting of $87 million in unregistered shares of Level 3 common stock and $9 million in cash. At closing, Level 3 will also pay Looking Glass liabilities of approximately $69 million, which are primarily senior secured debt.

Looking Glass, based in Oak Brook, Illinois, provides data transport services including SONET/SDH, Wavelength and Ethernet as well as dark fiber and carrier-neutral colocation. Looking Glass' network includes approximately 2,000 route miles serving 14 major metro markets, with lit fiber connectivity to approximately 215 buildings. Looking Glass also has dark fiber connectivity to approximately 250 additional buildings.

"The acquisition of Looking Glass will enhance our recently announced Level 3 Metro Services business unit," said Kevin O'Hara, president and chief operating officer. "Looking Glass' metro expertise and proven ability to grow revenues with high margins will be beneficial to the growth and expansion of our metro business going forward."

"Looking Glass has a strong base of customers who buy a wide range of transport services in the largest U.S. metro markets. We believe they will benefit greatly from
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the combination of our existing platform with the advanced capabilities and reach of Level 3's broad network and services," said Lynn E. Refer, chief executive officer of Looking Glass. "Our team is excited to play a key role in Level 3's expanding metro services strategy and we look forward to continuing to provide our customers with creative solutions when and where they need them."

The acquisition of Progress and ICG, and after close, of TelCove and Looking Glass will increase the number of traffic aggregation points directly connected to Level 3 fiber to approximately 5,100 in the U.S. and approximately 5,300 globally.

For the full year 2006, Looking Glass standalone is expected to generate approximately $75 million to $80 million of annual revenue, approximately 25 percent higher than 2005's revenue. Looking Glass' gross margin in 2006 is expected to be over 70 percent. On a standalone basis, Looking Glass is expected to generate $5 million to $10 million of annual positive cash flow in 2006, after approximately $12 million of capital expenditures and before net interest expense. For 2007, Looking Glass is expected to contribute $20 million of Adjusted OIBDA after integration expenses. Post integration annual cash flow is expected to be approximately $30 million to $40 million.

Credit Suisse acted as sole financial advisor to Looking Glass. Kirkland & Ellis, LLP acted as the company's legal advisor. Willkie Farr & Gallagher LLP served as Level 3's legal advisor.

Closing is subject to customary conditions, including receipt of applicable state and federal regulatory approvals. Closing is expected to occur in the third quarter of 2006.

About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

Level 3 offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results


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may differ materially from those projected in forward-looking statements. Level
3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics include Adjusted OIBDA. The following reconciliation of this non-GAAP financial metric to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.


In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Management believes that Adjusted OIBDA is a relevant and useful metric to provide to investors, as it is an important part of the company's internal reporting and is an indicator of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Adjusted OIBDA to compare the company's performance to that of its competitors. Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123R. Additionally, Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.
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There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Adjusted OIBDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.


Projected Adjusted OIBDA                          Post-acquisition 2007
Twelve Months Ended December 31, 2007                     Range
($ in millions)
                                                Low                    High
Net Earnings/(Loss)                            $(14)                   $11
Plus Other (Income)/Expense                     $(2)                   $(6)
Operating Income/(Loss)                        $(16)                    $5
Plus Depreciation and Amortization Expense      $30                    $20
Plus Non-Cash Stock Compensation Expense         $1                     $0
Adjusted OIBDA                                  $15                    $25

The figures provided for depreciation and amortization in reconciling Adjusted OIBDA with net earnings/loss are estimates and could vary significantly from the depreciation and amortization costs determined after the company completes its purchase price allocation in accordance with GAAP.